Federal-Mogul 2010 Management Incentive Plan (MIP)

Goal:

The Management Incentive Plan (MIP) is intended to align the actions of participants with the goals of Federal-Mogul Corporation (the “Company”) and reward participants for achieving or exceeding those goals.

Participants:

Individual employees are eligible for participation in the MIP based on an appointment by the employee’s Vice President for employees below the level of Vice President confirmed by the Senior Vice President of Human Resources and Organization or in the case of any employee at or above the level of Vice President by the President and Chief Executive Officer subject to confirmation by the Compensation Committee of the Board of Directors (the “Committee”) and provided that in no event shall the aggregate MIP bonus payouts exceed the maximum bonus pool.

Target Bonus:

Target Bonuses are expressed as a percentage of the employee’s Base Annual Salary.  If the employee is paid on a monthly basis, the Base Annual Salary, for purposes of the MIP Plan, is 12 times the monthly rate. If the employee is paid on an every-other-week basis, the Base Annual Salary is 26 times the bi-weekly rate.   For bonus calculations, exclude 13th month or other mandated payments in countries that require them.  For calculation purposes, the employee’s Base Annual Rate as of December 31, 2010 is used.

Target Bonus percentages vary by the position occupied by the individual in the organization.   No changes may be made to the assigned target bonuses without the written approval of the Director of Compensation and Benefits and/or the Senior Vice President of Human Resources and Organization provided that in the case of any employee at or above the level of Vice President any change shall be subject to confirmation by the Committee.   It is the responsibility of the Human Resource Directors to insure that Target Bonuses are consistent.

Proration:

In order to be eligible to receive a MIP payment for 2010, a participant must be employed in a MIP-eligible position for a minimum of three months during 2010, except as may be approved by the Senior Vice President of Human Resources and Organization and, in the case of any employee at or above the level of Vice President, subject to confirmation by the Committee.  A participant will earn a MIP payment based on the amount of time the eligible participant is actively and continuously employed in an eligible position during 2010.  When an individual first becomes eligible to participate in the MIP, or a participant is promoted or demoted from a job with one Target Bonus level to another with a different Target Bonus level, from one operation to another with different metric measures, is rehired, or is placed on or returns from leave of absence, the calculated bonus is prorated based on the number of months actively and continuously employed in the applicable job.

Communications:

Business Unit Human Resource Directors are solely responsible for communication of this MIP plan to participants.

Metrics:

2010 MIP metrics are outlined in Appendix I.

Adjustments - The metrics and their achievement levels are the basis for payout calculations. However, each participant's individual performance and contributions will also be considered and may alter the final payout.  In addition, the Company may reduce the 2010 MIP payment to a Group Operations Vice President, Group Finance Director or Plant Manager based on its assessment of the results of an audit or series of audits of plants or locations within the individuals’ group.

It is intended that increases and decreases in participant MIP bonus payouts which result from individual or group performance and contributions shall not result in an increase in the proposed payout of the overall MIP.  In the event that the MIP bonus payout otherwise calculated in accordance with this MIP would exceed the maximum bonus pool, each of the proposed MIP bonus payouts shall be reduced prorata in order that the aggregate MIP bonus payouts shall not exceed the maximum bonus pool.

MIP Payout Ranges:

The payout range for the 2010 MIP is from 0 to 200% of a participant’s Target Bonus.  For example, if an employee’s Target Bonus is 10% of Base Annual Salary, he or she may receive an amount ranging from zero up to 20% of Base Annual Salary.  Payout percentages are rounded to the nearest whole percent (0.5 and above rounds up and any amount under 0.5 rounds down.)

The 2010 MIP bonus payment is limited to a maximum of 200% of an individual’s Target Bonus.

Target Achievement Level:

If for any metric the achievement level equals 100% of the goal, the payout for that metric will be 100%.

Minimum Metric Achievement Level:

If for any metric the achievement level does not equal or exceed 80% of the target, the payout for that metric will be zero.  At 80% achievement the payout for a metric will be 50%.

Maximum Metric Achievement Level:

The maximum level of achievement eligible for a payout is 125% of the target for a metric.   At 125% achievement, the MIP payout level is 200% for that metric.

The payout curve between the minimum achievement level and 100% is linear; as is the payout curve between 100% and the maximum achievement level.

Payout Timing:

MIP participants must be actively employed on the day of payout to be eligible for a MIP payment. Payments under the 2010 MIP will be made between January 1, 2011 and March 15, 2011 after completion of the annual audit of the Company’s 2010 consolidated financial statements and filing of the Company’s Form 10-K for the year ending December 31, 2010. Management shall provide to the Committee by February 1, 2011 the Company’s 2010 unaudited consolidated financial results, other information required to calculate performance against the applicable metrics, and recommendations for MIP payouts consistent with such financial performance and other information (the “Committee Information Package”). The Committee shall have a two to three week period following receipt of the Committee Information Package to review and consider the proposed 2010 MIP payouts, provided that no MIP payout shall be made unless and until the Committee has approved payouts, the completion of the audit of the 2010 consolidated financial statements and filing of the Corporation’s Form 10-K on a basis consistent with the information provided to the Committee in the Committee Information Package. Once the 2010 MIP payouts have been approved by the Committee, payments under the 2010 MIP shall be made promptly. In all countries, local tax laws apply, and payments will be reduced by amounts required to be withheld for taxes at the time payments are made. MIP payments will not be included in benefits bearing compensation, except for the calculation of pension plan benefits, and in the U.S., for 401(k) plan contributions.

Compensation Committee of the Board of Directors:

All incentive plan designs and awards, if any, are subject to approval of the Committee.

Company Discretion:

The Company may, with the prior approval of the Committee, make changes to the MIP program. The Company may alter, postpone or disallow individual or location payments as it deems appropriate, within the plan's payout range of zero to 200% of Target, subject in the case of any employee at or above the level of Vice President to the prior approval by the Committee.

General Provisions:

a) Withholding of Taxes: Federal-Mogul shall withhold the amount of taxes which, in the determination of the Company, are required under law with respect to any amount due or paid under the Plan.

b) Expenses: Federal-Mogul is responsible for all expenses and costs in connection with the adoption and administration of the Plan.

c) Active Employment: Active employment means actively engaged in the work of Federal-Mogul Corporation or its subsidiaries. Those in severance period, notice period or on garden leave status pending termination are not considered in active employment.

d) Voluntary Termination:   Subject to the Company Discretion clause above, in the event a participant elects to leave or elects to retire from Federal-Mogul before payment of the 2010 MIP bonus is made, all rights under the MIP cease and no benefit is vested, accrued or due under the MIP.

e) Involuntary Termination: Subject to the Company Discretion clause above, if a participant is involuntarily terminated for reasons other than “for cause”, dies or becomes permanently disabled prior to December 31, 2010, he or she may be paid a prorated portion of his/her calculated MIP Bonus.  In the case of any employee at or above the level of Vice President who is involuntarily terminated, any such pro-rated payment shall require the prior approval of the Committee.  The pro-ration will be calculated based on the formula (x times Target MIP Bonus times the final calculated payout percentage) where x equals a fraction where the numerator is the number of days the employee is employed in the year and the denominator is 365 (366 in a Leap Year).   Payment will be made at the same time and in the same manner active participants are paid.  In the event of involuntary termination, payment of a prorated MIP Bonus is contingent on the employee signing the form of Federal-Mogul Corporation Agreement and Release.

f) No Continued Employment:   Neither the establishment of the Plan, participation in the Plan, nor any payment thereunder shall be deemed to constitute an express or implied contract of employment of any participant for any period of time or in any way abridge the rights of Federal-Mogul to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

g)  Other Plans:  Nothing contained herein shall limit Federal-Mogul’s power to make regular or discretionary payments to employees of Federal-Mogul, whether or not they are participants in this MIP, with, in the case of employees at or above the level of Vice President, the prior approval of the Committee.  For the avoidance of doubt, no payment shall be made under this MIP to any participant if and to the extent that such payment, either alone or when taken together with other payments from the Company to such participant, would result in such participant receiving compensation from the Company in excess of any compensation limit contained in any written employment agreement between the Company and such participant.

h) Non-Assignability:  No right under this MIP shall be assignable, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by local, state, or federal law).

Nothing in this MIP shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award.  No participant, beneficiary or other person shall have any right, title or interest in any amount awarded under this MIP prior to the payment of such award to him or her.

Appendix I

2010 MIP Metrics

1. MIP EBITDA:

MIP EBITDA - is Operational EBITDA as calculated and reported in the Company’s U.S. Securities and Exchange Commission filings; provided however that the Committee has the discretion, after consultation with management of the Company, to make adjustments to Operational EBITDA as the Committee deems appropriate in order to determine MIP EBITDA.

Business Unit Operational EBITDA - Each of the Company’s business units (Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection and Global Aftermarket) has a goal for Operational EBITDA.  Business Unit Operational EBITDA is calculated and reported by the finance department.

Plant Operational EBITDA / Productivity - All locations have Operational EBITDA targets. The finance department will report the location achievement level.  However, at distribution centers or specific locations relying solely on transfer pricing, the finance department will report the level of achievement against productivity improvement goals set in the budget.

2. Cash Flow Before Interest and Financing (CFIF):

Net cash provided by operating activities less net cash used by investing before the deduction of interest paid, net of interest received per the Form 10-K statement of cash flows, and notes to the accounts; as audited by Ernst & Young on a quarterly and annual basis.

3. Value Cash Flow:

Value Cash Flow is defined as: (x) MIP EBITDA; less (y) capital spending, as audited by Ernst & Young on a quarterly and annual basis.

4. Safety, Customer Satisfaction and Service:

Safety

The Company's goal is to have zero work-related incidents, injuries or illnesses.  Concealing of incidents which should have been reported under the incident reporting system will lead to discipline, up to and including termination for cause.

Safety is measured by Incident Rate; as audited by operations, finance and internal control on a monthly, quarterly and annual basis. The injury Incident Rate is the number of recordable injuries, per 200,000 hours worked at the reporting facility.

Plants that achieve or maintain an Incident Rate of zero will receive maximum payout for the Safety portion of this metric.

The 2010 safety performance for Plants and/or Business Units with a 2009 Incident Rate (a) at or below 1.5 will be measured against their actual 2009 Incident Rate or (b) above 1.5 will have a 2010 safety target of achieving a 10% improvement over their actual 2009 Incident Rate.

Customer Satisfaction (Quality)

Customer Satisfaction (Quality) is measured in Parts per Million (PPM) defects as reported by customers and audited on a monthly, quarterly and annual basis by operations, finance and internal control.

Federal-Mogul's Quality goal is to provide products and services with zero defects. For each Business Unit, product group and facility the targets are as listed in the Quality Management Information System:

Parts per Million (PPM) defects for 2010 over 2009 are:
A 50 % reduction, if previous year PPM was >= 50.
A 25 % reduction, if previous year PPM was between 50 and 30.
A 15 % reduction, if previous year PPM was between 30 and 11.
Below 10 PPM, if previous year PPM was below 11.
Service

Service is measured by on-time delivery to customers; as audited by operations, finance and internal control on a monthly, quarterly and annual basis.

The 2010 goal for manufacturing plants is 100% on-time delivery to OE customers and 97% on-time delivery to the Aftermarket.

The goal for Aftermarket distribution centers is 100% on-time delivery.

Business unit leaders and participants in manufacturing and distribution will, in general, be measured on all three metrics - Safety, Customer Satisfaction (Quality) and Service.

Designated corporate functions will be measured on Safety and Customer Satisfaction (Quality).

Purchasing will be measured on Supplier Quality and Supplier Service.  Supplier Quality is measured in PPM as reported by the manufacturing plants in the F-M Supply Net system against the budget goal.  Supplier Service is delivery shipping by suppliers as reported by the plants in the F-M Supply Net system vs. the budget goal.

5.  Productivity and Restructuring:

Productivity is measured by non-volume related cost changes as reported in the Form 10-K as audited by Ernst & Young on a quarterly and annual basis.

6.  SG&A Reduction

Measured by the level of SG&A expense as compared to the budget; as audited by finance and internal control on a monthly, quarterly and annual basis. The finance department will report the level of achievement compared to the budget.